Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Eyenovia, Inc. on Form S-8 of our report dated March 27, 2019, with respect to our audits of the financial statements of Eyenovia, Inc. as of December 31, 2018 and 2017 and for the two years in the period ended December 31, 2018 appearing in the Annual Report on Form 10-K of Eyenovia, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

August 14, 2019